Exhibit 10.1
FIRST AMENDMENT TO LEASE
This First Amendment to Lease (“Amendment”) is made as of June 13, 2013 by and between The Wells Fund XI - Fund XII - REIT Joint Venture (“Landlord”), and SelectQuote Insurance Services, a California corporation (“Tenant”).
RECITALS:
A.    Landlord and Tenant executed that certain Office Lease Agreement dated December 15, 2012 (“Lease” or “Original Lease”) for certain premises more particularly described therein containing approximately 34,385 rentable square feet (“Original Premises”) in the 20/20 Building, 2020 West 89th Street, Leawood, Kansas (the “Building”).
B.    The Lease Commencement Date was February 1, 2013 and the scheduled Expiration Date is October 31, 2018.
C.    Tenant desires that the Premises include an additional portion of the third floor of the Building containing approximately 8,561 rentable square feet (“Expansion Premises”) shown on Exhibit A attached hereto and made a part hereof.
D.    Landlord and Tenant otherwise desire to amend the Lease as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    The recitals set forth above are hereby incorporated into and made a material part of this Amendment. Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to them in the Lease.
2.    The Premises are hereby expanded to include the Expansion Premises for a lease Term commencing on the Expansion Space Commencement Date and expiring on the Expiration Date set forth in the Original Lease. The “Expansion Space Commencement Date” shall be the earliest of (a) the date on which Tenant occupies any portion of the Expansion Premises and begins conducting business therein, (b) the date on which the Work (as defined in Exhibit B hereto) in the Expansion Premises is Substantially Completed (as defined in Exhibit B hereto), or (c) the date on which the Work in the Expansion Premises would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit B hereto). The rentable square footage of the Premises shall be 42,946 rentable square feet, being the 34,385 rentable square feet in the Original Premises and the 8,561 rentable square feet in the Expansion Premises. Consequently, as of the Expansion Space Commencement Date Tenant's Proportionate Share of Real Estate Taxes and Operating Charges shall be 61.2%. Tenant grants Landlord the right to enter the Expansion Premises in order to perform the work described in Exhibit B. Tenant shall not interfere with Landlord's performance of the Work; however, Landlord agrees to use commercially reasonable efforts to cooperate with Tenant to minimize disruption to Tenant's business activities in the Premises. Tenant releases Landlord and agrees to hold Landlord harmless from any and all claims for loss, cost, damage, liability, injury, or inconvenience caused by Landlord's performance of such Work while Tenant is in possession of the Premises; provided, however, the foregoing release and indemnity shall not be applicable to claims to the extent they arise by reason of the negligence or willful misconduct of Landlord or Landlord's contractors or agents.

3.    (a) In addition to Base Rent payable under the Lease for the Original Premises, Tenant shall pay Base Rent for the Expansion Premises in the following amounts at the following times in accordance with the requirements of the Lease (prorated for any partial month):

Time Period	Annual Amount	Monthly Amount	Per Square Foot/Year
E.S.C.D. - 1/31/14	--	$13,019.85	$18.25
2/1/14 - 1/31/15	$159,363.02	$13,280.25	$18.62
2/1/15 - 1/31/16	$162,550.28	$13,545.86	$18.99
2/1/16 - 1/31/17	$165,801.28	$13,816.77	$19.37
2/1/17 - 1/31/18	$169,117.31	$14,093.11	$19.75
2/1/18 - 10/31/18	--	$14,374.97	$20.15

E.S.C.D. = Expansion Space Commencement Date
Notwithstanding the foregoing, provided no Event of Default by Tenant exists, Tenant shall not be required to pay Base Rent for the Expansion Premises as set forth above in this Section for the first x number of days after the Expansion Space Commencement Date, where x is equal to 90 days multiplied by a fraction, the numerator of which is the number of months between the Expansion Space Commencement Date and October 31, 2018 and the denominator of which is the number of months between the Lease Commencement Date (i.e., February 1, 2013) and October 31, 2018 (the “Proration Fraction”). In the event that Tenant commits a material, monetary Event of Default during the Term and Tenant fails to cure before Landlord exercises its remedies under the Lease, then the unamortized portion of all sums so abated shall be immediately due and payable, such amortization to be on a straight line basis over the initial Term of this Lease.
(b) In addition to the foregoing amounts, Tenant shall pay additional Base Rent for above-standard HVAC for the Expansion Premises as set forth in the following table (prorated for any partial month):

Months	Annual HVAC	Monthly HVAC
E.S.C.D. - 1/31/14	---	$178.35
2/1/14 - 1/31/15	$2,183.06	$181.92
2/1/15 - 1/31/16	$2,226.72	$185.56
2/1/16 - 1/31/17	$2,271.25	$189.27
2/1/17 - 1/31/18	$2,316.68	$193.06
2/1/18 - 10/31/18	---	$196.92

4.    Tenant shall continue to be responsible for Additional Rent as provided in the Lease, subject to the increase of Tenant's Proportionate Share stated above in this Amendment.
5.    The workletter attached hereto as Exhibit B is hereby made a material part hereof. Tenant accepts the Expansion Premises in an “as is” condition except as provided in Exhibit B.
6.    Reference is made to the last sentence of Section 24.1 of the Original Lease. Because this expansion is within the first 13,000 rentable square feet of Tenant's expansion space, Tenant shall be entitled to a parking ratio for the Expansion Premises of 6.5 spaces per 1,000 rentable square feet, once Landlord completes its intended parking expansion project at the Building, which Landlord shall complete on or before October 31, 2013. Landlord shall use commercially reasonable efforts to complete the parking expansion project by August 31, 2013. Subject to availability and the direction of Building property management, Landlord shall permit a reasonable number of Tenant's employees to park in the Building's covered parking area and the unpaved area behind the Building's surface parking lot as needed prior to completion of the parking expansion project. Landlord shall use commercially reasonable efforts to ensure that the parking expansion project does not unreasonably interfere with the parking spaces provided to Tenant under the Original Lease.
7.    [Intentionally Deleted]
8.    In Section 1 of Exhibit B to the Original Lease, the words “new sinks” and “partition in bathrooms” are hereby deleted and replaced with “new finish flooring.”
9.    Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Amendment, other than CBRE Inc. (“Landlord's Broker”); and Block Real Estate Services (“Tenant's Broker”), whose commissions shall be paid by Landlord pursuant to their separate agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
10.    This Amendment sets forth the entire agreement with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. In the case of any inconsistency between the provisions of this Amendment and the Original Lease, including the Exhibits hereto, the provisions of this Amendment shall control to the extent necessary to resolve any inconsistency.

11.    This Amendment shall not be binding until executed and delivered by both parties.
12.    This Amendment may be executed in any number of counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument.
13.    Except as amended by this Amendment, the Lease is hereby ratified and shall remain unmodified and in full force and effect. However, Section 25.28 of the Original Lease shall not be reinstated (i.e., Landlord shall not be required to make the payment required by Section 25.28 a second time) by virtue of this Amendment.

DATED as of the date first above written.
LANDLORD:

THE WELLS FUND XI-FUND XII-REIT JOINT VENTURE
a Georgia joint venture partnership

By:     Wells Real Estate Fund XI, L.P.,
a Georgia limited partnership
By: Wells Partners, L.P.,
a Georgia limited partnership, as
General Partner

By: Wells Capital, Inc.,
a Georgia Corporation, as General
Partner

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

By:    Wells Real Estate Fund XII, L.P.,
                     a Georgia limited partnership

By: Wells Partners, L.P.,
a Georgia limited partnership, as
General Partner

By: Wells Capital, Inc.,
a Georgia corporation, as
General Partner

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

By:    Piedmont Operating Partnership, LP,
a Delaware limited partnership

By: Piedmont Office Realty Trust, Inc.,
a Maryland corporation,
    its sole General Partner

By: /s/ Joseph H. Pangburn
Name: Joseph H. Pangburn
Title: Senior Vice President

TENANT:

SELECTQUOTE INSURANCE SERVICES,
a California corporation

By: /s/ Robert Edwards
Name: Robert Edwards
Title: COO/CFO

EXHIBIT A

EXPANSION PREMISES

Expansion Premises
8,561 RSF
7,583 RSF
7,458 RSF
219 USF
EXISTING WALL TO REMAIN
DEMOLITION WALL
NEW WALL
NEW DOOR
EXISTING DOOR TO REMAIN
N

REES MASILIONIS TURLEY LLC

PROJECT

3RD FLOOR BLOCKING PLAN

2020 WEST 89TH STREET
LEAWOOD, KS

NOT TO SCALE

PROJECT NUMBER 2013301.000

SHEET AUTHOR E.COATS

DATE FEBRUARY 14, 2013

SHEET NUMBER

3RD

EXHIBIT B

WORKLETTER

1.    Space Plans. On or before the execution of this Amendment, Landlord and Tenant have agreed upon a space plan depicting improvements to be installed in the Expansion Premises, which plans were prepared by Rees Masilionis Turley, Project Number 2013301, and dated May 16, 2013 (the “Space Plans”).

2.    Working Drawings.

(a)    Preparation and Delivery. Based on the Space Plans, Landlord shall cause to be prepared final working drawings of all improvements to be installed in the Expansion Premises of similar fit and finish of the existing office area Premises and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). Such working drawings shall be prepared by a design consultant selected by Landlord (“Architect”).

(b)    Approval Process. Tenant shall notify Landlord whether it approves of the submitted working drawings within two (2) business days after Landlord's submission thereof. If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within five (5) business days after such notice, revise such working drawings in accordance with Tenant's objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted working drawings within one (1) business day after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial working drawings within two (2) business days (or, in the case of resubmitted working drawings, within one (1) business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question.

3.    Landlord's Approval; Performance of Work. Landlord's approval of such working drawings shall not be unreasonably withheld, provided that (a) they comply with all laws, (b) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building Structure and Systems, the exterior appearance of the Building, or the appearance of the common area, (c) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed by Landlord in accordance with and as indicated on the Working Drawings. Landlord's approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord's request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in substantial accordance with the Working Drawings, using a general contractor selected by Landlord.

4.    Change Orders. Tenant may initiate changes in the Work through Landlord's project manager. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (i) the Building Structure and Systems, (ii) the exterior appearance of the Building, or (iii) the appearance of the common area, or (b) if any such requested change might delay the Expansion Commencement Date, Landlord may withhold its consent in its sole and absolute discretion. If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

5.    Definitions. As used herein, a “Tenant Delay Day” shall mean each day of delay in the performance of the Work that occurs (a) because of Tenant's failure to timely deliver or approve any required documentation such as the Space Plans or Working Drawings, (b) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the Space Plans, Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (c) because of any change by Tenant to the Space Plans or Working Drawings, (d) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Space Plans, Working Drawings, or in connection with the performance of the Work, (e) because of any specification by Tenant of materials or installations in addition to or other than Landlord's standard finish-out materials, or (f) because a Tenant Party otherwise delays completion of the Work. As used herein, “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in substantial accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed by Landlord.

6.    Demising Work. In conjunction with the Work, Landlord shall build a Building standard demising wall and, as appropriate, separate electrical, fire/life safety, HVAC, and other systems serving the Expansion Premises and other space in the Building. The cost of such demising and related work shall be borne equally by Landlord and Tenant, provided that Tenant may use the Expansion Premises Construction Allowance to pay for Tenant's share of such demising and related work. Furthermore, Tenant (and not Landlord) shall be responsible for drywall and finish on the side of the wall located within the Premises, as well as any electric and other infrastructure that Tenant desires to install in the demising wall, provided that the Expansion Premises Construction Allowance may be used to pay for same. Landlord's portion of the demising costs is herein called “Landlord's Demising Costs.”

7.    Walk-Through; Punchlist. When Landlord considers the Work in the Expansion Premises to be Substantially Completed, Landlord will notify Tenant and within two (2) business days thereafter, Landlord's representative and Tenant's representative shall conduct a walk-through of the Expansion Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord's representative nor Tenant's representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items. Resolution of punchlist items may occur after the Expansion Commencement Date and shall not be deemed a delay in the Substantial Completion of the Work.

8.    Cost of the Work. The entire cost of performing the Work other than Landlord's Demising Costs (including design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, and the construction supervision fee referenced below, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Expansion Premises Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon Substantial Completion of the Work and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord (if any) an amount equal to the Total Construction Costs (as adjusted for any approved changes to the Work), less the amount of the Expansion Premises Construction Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for a Default under the Lease.

9.    Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed the product of $26.00 per rentable square foot in the Expansion Premises multiplied by the Proration Fraction (such sum is herein called the “Expansion Premises Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work, and as otherwise set forth in this Section 9. The Expansion Premises Construction Allowance shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. To the extent not used to pay the Total Construction Costs, the Expansion Premises Construction Allowance may be used by Tenant in its discretion for new improvements to the Original Premises made in accordance with the Original Lease, to reimburse Tenant for previous improvements to the Original Premises, or to pay Tenant's construction manager a fee up to 2.5% of the Expansion Premises Construction Allowance. The Expansion Premises Construction Allowance must be used (i.e. work performed and (as applicable) invoices submitted to Landlord) within six months following the Expansion Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. Notwithstanding anything to the contrary contained herein, no portion of the Expansion Premises Construction Allowance may be used to purchase or install Cabling, furniture, fixtures or equipment; to purchase art; as rent credit; to pay moving costs, legal fees or other costs of Tenant's consultants; or to pay for other non-capital expenses.

10.    Construction Management. Landlord or its agent shall supervise the Work and coordinate the relationship between the Work, the Building and the Building's systems and equipment. In consideration for Landlord's construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to four percent (4%) of the Total Construction Costs. The Expansion Premises Construction Allowance may be used to pay such costs.

11.    Construction Representatives. Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord's Representative:    Erin Merrill
CBRE
4717 Grand Avenue, Suite 500
Kansas City, MO 64112
Telephone: (816) 968-5802
e-mail: erin.merrill@cbre.com

Tenant's Representative:    Bill Grant
2020 W 89th
Leawood, KS 66206
Telephone: (913) 638-2769
e-mail: bgrant@selectquotesenior.com

12.    Miscellaneous. To the extent not inconsistent with this Exhibit, the Lease shall govern the performance of the Work and Landlord's and Tenant's respective rights and obligations regarding the improvements installed pursuant thereto.